Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

THIRD QUARTER 2012 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (November 1, 2012) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2012. For the quarter, the Partnership reported adjusted EBITDA of $21.3 million and net income of $8.9 million, compared to adjusted EBITDA of $21.3 million and net income of $9.8 million in the third quarter of 2011.  Diluted earnings per unit were $0.31 for the quarter compared to $0.36 for the third quarter of 2011.  Total revenues for the quarter were $93.6 million, with coal sales generating $83.9 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On October 22, 2012, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis.  This distribution will be paid on November 14, 2012 to all common unitholders of record as of the close of business on November 1, 2012.  No distribution will be paid on the subordinated units.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “Our positive third quarter results were delivered despite the continued weakness in both the met and steam coal markets.  We have maintained our focus on safety and improved operating efficiency and I am pleased to announce that two of our operations in our Central Appalachia segment have received awards from the Kentucky Office of Mine Safety and Licensing as having the best safety records for surface and underground mines in their respective districts.  In addition, one of our operations in eastern Kentucky received a reclamation award sponsored by the Kentucky Department for Natural Resources and the Kentucky Coal Association in recognition of the best reclamation in their respective region.

Our focus on maximizing cash flow and reducing our debt has provided positive results as we have lowered our overall inventory by more than 155,000 tons from peak levels, reduced our long term debt balance by approximately $7.8 million during the third quarter, while we spent approximately $9.0 million on expansion capital expenditures during the quarter, primarily our oil and gas investment in the Utica, but in other areas as well.

Our steam coal at Hopedale and Castle Valley remains fully contracted through 2013 and 2014.  We are seeing some increase in met coal inquiries and continue to see some limited spot met sales.  However, we only participate in these sales when prices are acceptable to us.  In addition, we have continued to see reasonable activity from steam customers that had previously delayed shipments in Northern and Central Appalachia as well as in our Western Bituminous operation. We continue the process of contracting our 2013 met coal and while prices in the met coal markets are depressed, we have placed the majority of the 2013 tonnage that is needed for us to keep these mines open and work crews in place.

While the focus of our coal operations is in reducing costs and maximizing cash flow to reduce debt, we are extremely encouraged by the initial results of our diversification efforts.  The initial Utica shale wells drilled by Gulfport Energy have tested very positively and have shown a relatively high concentration of hydrocarbon liquids.  Our well site preparation business has completed the construction of two drill pads and we expect this area to continue to grow.  We believe our oil and gas investments along with other opportunities in the Utica area will provide the Partnership with substantial long term value.”

Further, Zatezalo stated “We began production at our Eagle #3 mine at our Rhino Eastern joint venture during the third quarter and Rhino Eastern has continued to show positive results as our ongoing efforts to improve safety, productivity and cost structure at this operation have resulted in positive returns despite difficult market conditions.  Despite the Patriot Coal Corporation bankruptcy, operations at the Rhino Eastern joint venture have been proceeding normally.”

Operations Update

Central Appalachia

•                  Operations resumed on July 9 at the majority of Rhino’s Central Appalachia locations after a five week furlough to reduce inventories.

•                  Rhino’s Tug River prep plant is operating on a limited basis and once market conditions improve and the plant operates at full capacity, management expects significant cost savings and increased production flexibility from this operation.

•                  The Remining 3 surface mine at the Tug River complex is developed and commenced limited production in the second quarter.

Northern Appalachia

•                  Rhino is in the process of permitting a 7 Seam reserve that will be accessed from the existing portal and infrastructure at Hopedale to provide up to 1.0 million tons of annual production similar in quality to Hopedale’s coal within the next 18 months, depending on market conditions.

•                  Rhino’s Clinton Stone operation has sold over 370,000 tons of limestone in 2012, which represents a 29% increase year over year.

Rhino Western

•                  The Castle Valley mine continues to perform well, with over 300,000 tons sold during the third quarter.

Pennyrile

•                  Rhino has made substantial progress in securing anchor customers that will underpin the development of the Pennyrile property in western Kentucky. The board of directors of Rhino’s general partner has approved phase one capital for the earth work development of Pennyrile.  Rhino expects this operation will become a significant source of long term positive cash flow going forward.

Eastern Met

•                  Rhino Eastern has demonstrated substantial organizational development, which is evident in the safety and operating results at this operation.

•                  Rhino Eastern’s new Eagle #3 mine began production during the third quarter of 2012.  At full capacity, Eagle #3 is expected to produce at a rate of approximately 490,000 tons per year.  Eagle #3 will replace and expand on Eagle #1 production, which will deplete in late Q1 of 2013.

•                  Rhino Eastern continues to plan for the opening of a Sewell seam mine, along with a new prep plant, as market conditions allow.

Oil and Gas

•                  Utica Shale

•                  Acreage — Rhino and an affiliate of Wexford Capital have participated with Gulfport Energy (“Gulfport”), a publicly traded company, to acquire interests in a portfolio of oil and gas leases in the Utica Shale.  Rhino’s initial position in the Utica Shale consisted of a 10.8% interest in approximately 80,000 acres. During the third quarter of 2012, Rhino completed an exchange of its initial 10.8% position for a pro rata interest in 125,000 acres under lease by Gulfport and an affiliate of Wexford Capital in order to mitigate Rhino’s risks by participating in a larger portfolio of reserves.  Rhino ultimately ended up with a 5% net interest in the 125,000 acres, or approximately 6,250 net acres.  Rhino believes its participation in this play will provide substantial long term value to the partnership.

•                  Wells — Gulfport commenced drilling of the first well on Rhino’s jointly operated Utica acreage late in the first quarter of 2012.  Twelve wells are in various stages of development with five sets of test results that have been publicly announced.  Test results of Gulfport’s wells are listed in the following table.

	Condensate	NGL	Gas
Well	(bbl/d)	(bbl/d)	(mmcf/d)
Wagner 1-28H	432	1,881	17.1
Boy Scout 1-33H	1,560	1,008	7.1
Shugert 1-1H	144	2,002	20.0
Ryser 1-25H	1,488	649	5.9
Groh 1-12H	1,186	367	2.8

•                  Services Group — Rhino’s new services company, Razorback, completed construction of two drill pads in the Utica Shale and has commenced work on its third.

Capital Expenditures

•                  Maintenance capital expenditures for the third quarter were approximately $2.0 million.

•                  Expansion capital expenditures for the third quarter were approximately $9.0 million, which consisted primarily of Rhino’s continuing investment in the Utica shale, along with other internal development projects.

Sales Commitments

The table below displays Rhino’s committed steam coal sales for the periods indicated.

	Year 2013		Year 2014
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia	$59.32	1,640,000	$60.74	1,180,000
Rhino Western	$41.02	860,000	$42.38	1,000,000
Central Appalachia	$83.99	873,600	$76.19	172,000
Total	$61.04	3,373,600	$54.06	2,352,000

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2012 included:

•                  Adjusted EBITDA of $21.3 million and net income of $8.9 million compared to Adjusted EBITDA of $21.3 million and net income of $9.8 million in the third quarter of 2011. The 2012 and 2011 figures include $1.8 million of net income and $1.3 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.31 compared to $0.36 for the third quarter of 2011.

•                  Coal sales were 1.3 million tons compared to 1.2 million for the third quarter of 2011.

•                  Total revenues and coal revenues of $93.6 million and $83.9 million, respectively, compared to $93.6 million and $82.0 million, respectively, for the same period of 2011.

•                  Coal revenues per ton of $64.33 compared to $65.61 for the third quarter of 2011, a decrease of 2.0%.

•                  Cost of operations of $69.4 million compared to $69.0 million for the same period of 2011.

•                  Cost of operations per ton of $53.19 compared to $55.22 for the third quarter of 2011, a decrease of 3.7%.

Total coal revenues increased approximately 2.3% primarily due to an increase in tons sold from Rhino’s Castle Valley operation.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino Western operations.  While cost of operations increased slightly year to year, cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation.

Results for the nine months ended September 30, 2012 included:

•                  Adjusted EBITDA of $68.6 million and net income of $30.8 million compared to Adjusted EBITDA of $57.4 million and net income of $25.4 million for the first nine months of 2011. The 2012 and 2011 figures include $6.2 million and $3.2 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $1.09 compared to $0.98 for the first nine months of 2011.

•                  Coal sales of 3.5 million tons compared to 3.6 million tons for the first nine months of 2011.

•                  Total revenues and coal revenues of $265.5 million and $225.7 million, respectively, compared to $266.2 million and $244.4 million, respectively, for the same period of 2011.

•                  Coal revenues per ton of $64.70 compared to $68.42 for the first nine months of 2011, a decrease of 5.4%.

•                  Cost of operations of $186.7 million compared to $197.5 million for the same period of 2011.

•                  Cost of operations per ton of $53.51 compared to $55.29 for the first nine months of 2011, a decrease of 3.2%.

Total coal revenues decreased approximately 7.6% primarily due to weakness in the met and steam coal markets that resulted in fewer tons sold.  Total revenues were relatively flat year-to-date compared to the prior year primarily due to $7.4 million in total lease bonus payments received for our Utica Shale acreage, which was recorded in Other revenues.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino Western operations.  Cost of operations decreased year to year primarily due to idling our Central Appalachia operations during June and the first week of July to reduce inventory levels.  Cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended September 30, 2012, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses, including its oil and gas investments.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.   The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Third Quarter 2012	Third Quarter 2011	% Change* 3Q12 / 3Q11	Year to Date 2012	Year to Date 2011	% Change* 2012 / 2011
Central Appalachia
Coal revenues	$46.6	$46.4	0.6%	$117.8	$148.9	(20.9)%
Total revenues	$51.4	$53.5	(3.8)%	$135.6	$158.1	(14.2)%
Coal revenues per ton*	$89.78	$82.93	8.3%	$91.69	$87.14	5.2%
Cost of operations	$39.0	$39.2	(0.5)%	$93.9	$115.8	(18.9)%
Cost of operations per ton*	$75.21	$70.26	7.0%	$73.11	$67.79	7.9%
Tons produced	0.443	0.493	(10.1)%	1.341	1.620	(17.2)%
Tons sold	0.519	0.559	(7.1)%	1.284	1.709	(24.8)%
Northern Appalachia
Coal revenues	$26.7	$29.6	(9.9)%	$77.2	$82.4	(6.4)%
Total revenues	$30.0	$32.6	(8.1)%	$94.3	$90.3	4.4%
Coal revenues per ton*	$55.22	$53.59	3.0%	$54.85	$53.00	3.5%
Cost of operations	$19.2	$20.6	(7.0)%	$57.7	$56.3	2.5%
Cost of operations per ton*	$39.67	$37.30	6.4%	$40.99	$36.19	13.3%
Tons produced	0.492	0.515	(4.4)%	1.423	1.539	(7.5)%
Tons sold	0.483	0.553	(12.6)%	1.407	1.555	(9.5)%
Rhino Western
Coal revenues	$10.6	$6.0	75.8%	$30.7	$13.1	135.5%
Total revenues	$10.6	$6.0	75.7%	$30.8	$13.1	135.5%
Coal revenues per ton*	$35.15	$43.65	(19.5)%	$38.58	$42.38	(9.0)%
Cost of operations	$6.8	$4.7	45.2%	$20.6	$11.1	84.6%
Cost of operations per ton*	$22.45	$33.76	(33.5)%	$25.78	$36.14	(28.7)%
Tons produced	0.322	0.166	93.7%	0.782	0.384	103.2%
Tons sold	0.302	0.138	118.3%	0.797	0.308	158.8%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.6	$1.5	5.2%	$4.8	$4.7	1.1%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.4	$4.5	(2.0)%	$14.5	$14.3	2.0%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$83.9	$82.0	2.3%	$225.7	$244.4	(7.6)%
Total revenues	$93.6	$93.6	0.0%	$265.5	$266.2	(0.3)%
Coal revenues per ton*	$64.33	$65.61	(2.0)%	$64.70	$68.42	(5.4)%
Cost of operations	$69.4	$69.0	0.5%	$186.7	$197.5	(5.5)%
Cost of operations per ton*	$53.19	$55.22	(3.7)%	$53.51	$55.29	(3.2)%
Tons produced	1.257	1.174	7.1%	3.546	3.543	0.1%
Tons sold	1.304	1.250	4.4%	3.488	3.572	(2.3)%
Eastern Met 100% Basis †
Coal revenues	$16.3	$14.3	13.9%	$49.1	$37.0	32.5%
Total revenues	$16.3	$14.3	13.8%	$49.1	$37.1	32.5%
Coal revenues per ton*	$175.72	$207.17	(15.2)%	$186.08	$198.70	(6.4)%
Cost of operations	$11.1	$10.3	7.1%	$31.6	$26.5	19.3%
Cost of operations per ton*	$119.26	$149.46	(20.2)%	$119.80	$142.14	(15.7)%
Net income	$3.6	$2.5	44.3%	$12.3	$6.2	98.8%
Partnership’s portion of net income	$1.8	$1.3	44.3%	$6.2	$3.2	96.5%
Tons produced***	0.078	0.072	8.8%	0.283	0.189	49.5%
Tons sold***	0.093	0.069	34.3%	0.264	0.186	41.5%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)†	Third Quarter 2012	Third Quarter 2011	% Change* 3Q12 / 3Q11	Year to Date 2012	Year to Date 2011	% Change* 2012 / 2011
Met coal tons sold	141.2	111.4	26.8%	345.4	481.0	(28.2)%
Steam coal tons sold	378.0	447.3	(15.5)%	939.1	1,227.8	(23.5)%
Total tons sold	519.2	558.7	(7.1)%	1,284.5	1,708.8	(24.8)%

Met coal revenue	$15,991	$13,579	17.8%	$44,276	$57,744	(23.3)%
Steam coal revenue	$30,622	$32,758	(6.5)%	$73,508	$91,148	(19.4)%
Total coal revenue	$46,613	$46,337	0.6%	$117,784	$148,892	(20.9)%

Met coal revenues per ton	$113.23	$121.90	(7.1)%	$128.17	$120.05	6.8%
Steam coal revenues per ton	$81.02	$73.23	10.6%	$78.28	$74.24	5.4%
Total coal revenues per ton	$89.78	$82.93	8.3%	$91.69	$87.14	5.2%

Met coal tons produced	106.4	112.3	(5.3)%	389.6	472.9	(17.6)%
Steam coal tons produced	336.6	380.5	(11.5)%	951.7	1,147.0	(17.0)%
Total tons produced	443.0	492.8	(10.1)%	1,341.3	1,619.9	(17.2)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2012, Rhino maintains its previously provided guidance as follows:

For:	Forecasted 2012
Revenue	$320 to $340 million
Net Income	$33 to $43 million
Adjusted EBITDA	$80 to $90 million
Maintenance Capital Expenditures	$15 to $18 million
Production*	4.2 to 4.5 million tons
Sales*	4.3 to 4.6 million tons

*              Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

Third Quarter 2012 Financial and Operational Results Conference Call

Rhino’s third quarter 2012 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 800-561-2813 (United States/Canada) or 617-614-3529 (International) and utilize the confirmation code 38877878.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 71642820. The recording will be available from 12:00 pm (ET) on Thursday, November 1, 2012 through Thursday, November 8, 2012 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford areas.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to

Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Operations Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2012 and DECEMBER 31, 2011

(in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$540	$449
Accounts receivable, net of allowance	37,227	37,242
Inventories	18,878	15,629
Prepaid expenses and other	5,239	5,755
Total current assets	61,884	59,075
Net property, plant & equipment, incl coal properties, mine development and construction costs	466,438	450,116
Investment in unconsolidated affiliates	22,098	18,736
Other non-current assets	11,217	10,867
TOTAL	$561,637	$538,794
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,761	$23,145
Current portion of long-term debt	2,829	1,334
Accrued expenses and other	23,540	23,040
Total current liabilities	46,130	47,519
NON-CURRENT LIABILITIES:
Long-term debt	167,635	141,764
Asset retirement obligations	30,469	30,921
Other non-current liabilities	13,588	11,492
Total non-current liabilities	211,692	184,177
Total liabilities	257,822	231,696
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	290,210	293,100
General partner	11,478	11,650
Accumulated other comprehensive income	2,127	2,348
Total partners’ capital	303,815	307,098
TOTAL	$561,637	$538,794

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
REVENUES:
Coal sales	$83,902	$81,988	$225,683	$244,367
Other revenues	9,673	11,576	39,772	21,828
Total revenues	93,575	93,564	265,455	266,195
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	69,369	69,004	186,659	197,477
Freight and handling costs	1,521	1,331	4,583	3,271
Depreciation, depletion and amortization	10,065	9,157	30,912	26,513
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,654	6,350	15,039	15,345
(Gain) loss on sale of assets—net	(1,185)	(2,702)	(2,176)	(2,836)
Total costs and expenses	84,424	83,140	235,017	239,770
INCOME FROM OPERATIONS	9,151	10,424	30,438	26,425
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(2,105)	(1,850)	(5,889)	(4,274)
Interest income and other	15	14	91	50
Equity in net income of unconsolidated affiliate	1,815	1,258	6,206	3,158
Total interest and other income (expense)	(275)	(578)	408	(1,066)
INCOME BEFORE INCOME TAXES	8,876	9,846	30,846	25,359
NET INCOME	$8,876	$9,846	$30,846	$25,359

General partner’s interest in net income	$177	$197	$617	$507
Common unitholders’ interest in net income	$4,806	$5,240	$16,709	$12,718
Subordinated unitholders’ interest in net income	$3,893	$4,409	$13,520	$12,134
Net income per limited partner unit, basic:
Common units	$0.31	$0.36	$1.09	$0.98
Subordinated units	$0.31	$0.36	$1.09	$0.98
Net income per limited partner unit, diluted:
Common units	$0.31	$0.36	$1.09	$0.98
Subordinated units	$0.31	$0.36	$1.09	$0.98
Distributions paid per limited partner unit(1)	$0.445	$0.455	$1.405	$1.3308
Weighted average number of limited partner units outstanding, basic:
Common units	15,332	14,732	15,322	12,993
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,333	14,747	15,327	13,014
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units during the three months ended September 30, 2012.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Third Quarter 2012	Third Quarter 2011	Year to Date 2012	Year to Date 2011	Year Ending 2012 (est midpoint)
Net income (loss)	$8.9	$9.8	$30.8	$25.4	$38.0
Plus:
Depreciation, depletion and amortization (DD&A)	10.0	9.2	30.9	26.5	38.0
Interest expense	2.1	1.9	5.9	4.2	7.5
EBITDA*	$21.0	$20.9	$67.7	$56.1	$83.5
Plus: Rhino Eastern DD&A-51%	0.3	0.4	0.8	1.2	1.5
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1	—
Adjusted EBITDA*	$21.3	$21.3	$68.6	$57.4	$85.0

* Totals may not foot due to rounding

	Three Months Ended Sept 30		Nine Months Ended Sept 30
($ in millions)	2012	2011	2012	2011
Net cash provided by operating activities	$24.3	$17.3	$57.6	$51.3
Plus:
Increase in net operating assets	—	—	0.9	—
Gain on sale of assets	1.2	2.7	2.2	2.8
Amortization of deferred revenue	0.3	0.4	0.9	0.4
Amortization of actuarial gain	0.1	—	0.2	—
Interest expense	2.1	1.9	5.9	4.2
Equity in net income of unconsolidated affiliate	1.8	1.3	6.2	3.2
Less:
Decrease in net operating assets	7.7	1.5	—	1.8
Accretion on interest-free debt	0.1	—	0.2	0.1
Amortization of advance royalties	—	0.2	0.1	0.9
Amortization of debt issuance costs	0.3	0.3	0.8	0.8
Equity-based compensation	0.2	0.2	0.7	0.6
Loss on retirement of advance royalties	0.1	—	0.1	0.1
Accretion on asset retirement obligations	0.4	0.5	1.3	1.5
Distributions from unconsolidated affiliate	—	—	3.0	—
Loss on sale of assets	—	—	—	—
EBITDA	$21.0	$20.9	$67.7	$56.1
Plus: Rhino Eastern DD&A-51%	0.3	0.4	0.8	1.2
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1
Adjusted EBITDA	$21.3	$21.3	$68.6	$57.4